Exhibit 99.1

    FLOTEK ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

HOUSTON, March 30, 2021 - Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced results for the fourth quarter and full-year ended December 31, 2021.

“In 2021 we focused on strengthening the fundamentals of our business to emerge as a stronger organization primed for metamorphic opportunities in 2022 and beyond. I am extremely proud of our progress building collaborative partnerships to enhance the energy industry’s delivery of responsible energy production through our sustainable chemistry technology and digital analytics solutions. This focus resulted in a long-term contract, subject to shareholder approval, valued at over $2B in revenues over the next decade with a leader in North American hydraulic fracturing services, ProFrac. Our flawless execution culture contributed to our success in achieving a zero total recordable incident rate (TRIR) and zero non-productive time (NPT) for our customers,” said John W. Gibson, Jr., Chairman, President, and Chief Executive Officer.

“Flotek now stands as an operationally efficient organization positioned for profitable, long-term growth with a team poised to execute on our mission of delivering solutions that reduce the environmental impact of energy on air, water, land and people.”

Fourth Quarter and Full-Year 2021 Financial Results

Fourth Quarter 2021
•Consolidated Revenues: Flotek generated fourth quarter 2021 consolidated revenue of $12.2 million, up 20% from $10.2 million in the third quarter, and generally flat compared to $12.1 million in the fourth quarter 2020. The sequential improvement was driven by increased activity with domestic and international energy chemistry customers.
•Consolidated Cost of Goods Sold: In 2021, the company changed its presentation of the Consolidated Statement of Operations to better differentiate costs of goods sold from other operational costs. Segment sales, marketing and research and development costs are now included in selling, general and administrative expenses discussed below. Cost of goods sold (“COGS”) for the fourth quarter of 2021 was $13.1 million versus $4.0 million for the third quarter 2021 and $23.0 million in the fourth quarter of 2020. The increase in costs between third and fourth quarter 2021 is affected by the net impact of a $7.6 million release of terpene purchase commitment in the third quarter. Year-over-year fourth quarter costs are down as 2020 included a $9.4 million accrual for the terpene purchase commitment.
•Selling, General & Administrative Expenses: Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2021 were $5.8 million compared to $4.1 million in the third quarter, and $5.1 million for the fourth quarter of 2020. Fourth quarter 2021 expenses were higher by $0.8 million in costs associated with the restructuring of the sales force supporting chemistry technology as well as certain severance and performance compensation charges. Additionally, third quarter 2021 expenses were benefited by one-time employee retention credits of approximately $0.9 million.
•Net Income/Loss: The Company recorded a net loss of $16.2 million in the fourth quarter 2021 and a net income of $0.5 million in the third quarter of 2021 which represents a loss of $0.22 per basic/diluted share and an income of $0.01 per basic/diluted share, respectively. The company recognized a net loss of $17.7 million, or a loss of $0.30 per basic/diluted share in the fourth quarter of 2020. The change in sequential results is primarily impacted by an $8.1 million goodwill impairment charge in the fourth quarter and a $7.6 million release of terpene purchase commitments in third quarter 2021. Year-over-year results reflect the effect of $9.4 million in terpene expense reserve included in 2020 results in conjunction with the current year goodwill impairment.
•Adjusted EBITDA: Adjusted EBITDA for the fourth quarter 2021 was a loss of $5.7 million, an 10% improvement from the third quarter 2021 loss of $6.3 million, and a 16% improvement from the fourth quarter 2020 loss of $6.8 million. Chemistry Technology contributed $1.1 million in sequential improvement which was partially offset by losses in the Data Analytics segment and slight increases in R&D spending. Year-over-year results were impacted by chemistry technology earnings and reductions in compensation costs totaling $1.6 million and partially offset by losses in the Data Analytics segment.

FY 2021

•For the full-year 2021, Flotek generated revenue of $43.3 million, which is a decrease of 19% from full year 2020 consolidated revenues of $53.1 million. The decrease in revenue is primarily driven by the loss of revenue associated with M&A activity impacting two significant energy chemistry customers as well as a $3.5 million reduction in terpene sales.
•Full-year 2021 COGS were $40 million which is a 51% decline from the previous year. The decline includes the net impact of $19 million related to the terpene purchase commitment in 2020 and release of an associated liability of $7.6 million in 2021. 2020 COGS also included $9.6 million in aggregate product rationalization expense. Further, the 2021 COGS reflects a decline in revenue and continued cost savings initiatives primarily in facilities and personnel costs.
•Full-year SG&A expenses for 2021 were $20.2 million which is an 11% improvement from the prior year. The year-over-year reduction is primarily attributable to reductions in compensation costs and are partially offset by an increase in non-recurring legal fees related to litigation and investigations.
•Net loss improved by $105.9 million, or 78% for the year ended December 31, 2021, versus the same period in 2020. The improvement is primarily a result of reductions of expenses for SG&A, lower research and development, and personnel costs and lower impairment charges for 2021. Previously recorded impairments in 2020 totaled $81.7 million versus the $8.1 million goodwill impairment in 2021.
•Full-year 2021 adjusted EBITDA loss was $25.1 million, compared to an adjusted EBITDA loss of $26.2 million for the full-year 2020.

Balance Sheet and Liquidity

As of December 31, 2021, the Company had cash and equivalents of $11.5 million which were impacted by operating losses during the year. Flotek also had $4.8 million in Payroll Protection Program loans outstanding. The Company has applied for forgiveness for its PPP loans and has received an extension of the loan maturity date from April 15, 2022 to April 5, 2025, reducing the current portion of long term debt from $4.8 million to $1.4 million as of December 31, 2021.

Chemistry Technologies Segment

Fourth quarter 2021 sales revenues for Chemistry Technologies were $11.6 million, representing a 23% increase from the third quarter 2021 and a 7% increase from the fourth quarter of 2020. Chemistry Technologies recognized full-year 2021 revenues of $38.9 million which is a 23% decrease in year-over-year activity. The decrease is primarily the result of the loss of revenue associated with two major energy customers during the second quarter of 2021 as a result of market consolidation in the Permian Basin.

Highlights from the quarter include:

•Energy Chemistry revenue improved 32% quarter on quarter, outpacing the market and indicating market share growth.
•Energy Chemistry revenue generated from domestic accounts grew 34%, while international accounts grew by 24% quarter on quarter, demonstrating the continued emphasis on improving customer concentration and revenue diversification.

Data Analytics Segment

Data Analytics recognized fourth quarter 2021 sales revenue of $0.6 million which is a 27% decrease from the third quarter 2021 and a 53% decline from fourth quarter 2020. In the fourth quarter, the company impaired the remaining $8.1 million in remaining goodwill for the segment.

Highlights include:

•Appointed James A. Silas, Ph.D. as interim President of Data Analytics, effective December 09, 2021. Mr. Silas also retains his previous role as Senior Vice President of Research & Innovation.
•Developed a new line of Verax analyzers for the international market and obtained the necessary certifications for usage in hazardous locations internationally.
•Launched the Advanced Interface Detection Algorithm system, or AIDA, a new patent-pending application that uses advanced machine learning algorithms to enable pipeline operators to cut batches using real time detection of batch interfaces without the need for additional sampling or chemometric modeling.

Conference Call Details
Flotek will host a conference call on Thursday, March 31, 2022, at 9:00 a.m. CST (10:00 a.m. EST) to discuss its fourth quarter results for the three months ended December 31, 2021. Participants may access the call through Flotek’s website at www.flotekind.com under “Webcasts’’ or by telephone at 1-844-835-9986 approximately five minutes prior to the start of the call. Following the conclusion of the conference call, a recording of the call will be available on the Company’s website.

About Flotek Industries, Inc.
Flotek Industries, Inc. creates solutions to reduce the environmental impact of energy on air, water, land and people. A technology-driven, specialty green chemistry and data company, Flotek helps customers across industrial, commercial, and consumer markets improve their Environmental, Social, and Governance performance. Flotek’s Chemistry Technologies segment develops, manufactures, packages, distributes, delivers, and markets high-quality cleaning, disinfecting and sanitizing products for commercial, governmental and personal consumer use. Additionally, Flotek empowers the energy industry to maximize the value of their hydrocarbon streams and improve return on invested capital through its real-time data platforms and green chemistry technologies. Flotek serves downstream, midstream, and upstream customers, both domestic and international. Flotek is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit www.flotekind.com.

Forward -Looking Statements
Certain statements set forth in this press release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as will, continue, expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release. Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact the company are set forth in the Company’s most recent filing with the Securities and Exchange Commission on Form 10-K (including, without limitation, in the “Risk Factors” section thereof), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect, any event or circumstance that may arise after the date of this press release.

Inquiries, contact:
Investor Relations
E: ir@flotekind.com
P: (713) 726-5322

FLOTEK INDUSTRIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years ended December 31, 2021	Years ended December 31, 2020
Cash flows from operating activities:		
Net loss	$ (30,526)	$ (136,450)
Adjustments to reconcile net loss to net cash used in operating activities:		
Change in fair value of contingent consideration	(808)	2,716
Depreciation and amortization	1,011	3,412
Provision for doubtful accounts, net of recoveries	(127)	652
Inventory purchase commitment provision and settlement	(7,633)	9,402
Provision for excess and obsolete inventory	623	12,261
Impairment of goodwill	8,092	11,706
Impairment of right-of-use assets	—	7,434
Impairment of property and equipment	—	30,178
Impairment of intangible assets	—	32,363
Gain on sale of assets	(94)	(561)
Non-cash lease expense	279	356
Stock compensation expense	3,757	3,044
Deferred income tax benefit	(56)	(187)
Paycheck protection plan loan forgiveness	(881)	—
Changes in current assets and liabilities:		
Accounts receivable	(1,406)	3,556
Inventories	1,760	3,955
Income taxes receivable	381	182
Other current assets	(613)	1,026
Other long-term assets	4	(16)
Accounts payable	1,829	(12,323)
Accrued liabilities	(1,463)	(20,662)
Income taxes payable	(17)	84
Interest payable	48	34
Net cash used in operating activities	(25,840)	(47,838)
Cash flows from investing activities:		
Capital expenditures	(39)	(1,425)
Proceeds from sale of business	—	9,907
Proceeds from sale of assets	151	109
Purchase of JP3, net of cash acquired	—	(26,284)
Abandonment of patents and other intangible assets	—	(8)
Net cash provided by (used in) investing activities	112	(17,701)
Cash flows from financing activities:		
Payment for contingent consideration	—	(1,200)
Proceeds from paycheck protection plan loan	—	4,788
Payments to tax authorities for shares withheld from employees	(390)	(253)
Proceeds from issuance of stock	80	462
Payments for finance leases	(62)	(70)
Net cash (used in) provided by financing activities	(372)	3,727
Effect of changes in exchange rates on cash and cash equivalents	100	(102)
Net change in cash, cash equivalents and restricted cash	(26,000)	(61,914)
Cash and cash equivalents at the beginning of period	38,660	100,575
Restricted cash at the beginning of period	664	663
Cash and cash equivalents and restricted cash at beginning of period	39,324	101,238
Cash and cash equivalents at end of period	11,534	38,660
Restricted cash at the end of period	1,790	664
Cash, cash equivalents and restricted cash at end of period	$ 13,324	$ 39,324